Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc. Ray Druseikis (614) 409-4996	InvestQuest, Inc. Bob Lentz (614) 876-1900
AirNet Systems, Inc. Reports Third Quarter 2007 Results
COLUMBUS, Ohio (November 12, 2007) AirNet Systems, Inc. (AMEX: ANS) today reported non-GAAP income from continuing operations before income taxes and asset impairment charges of $2.2 million for the three month period ended September 30, 2007 compared to $3.8 million for the same period in 2006. On a GAAP basis, AirNet incurred a loss from continuing operations before income taxes of $(0.1) million for the three month period ended September 30, 2007 compared to a loss from continuing operations before income taxes of $(20.7) million for the same period last year. Pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, AirNet recorded non-cash impairment charges of $2.2 million and $24.6 million in the third quarter 2007 and 2006, respectively. These charges were based on the continuing trends in the implementation of electronic payment alternatives as well as electronic alternatives to the physical movement of cancelled checks.
Non-GAAP income from continuing operations before income taxes and asset impairment charges was $7.8 million for the nine month period ended September 30, 2007 compared to $10.0 million for the same period in 2006. On a GAAP basis, AirNet’s income from continuing operations before income taxes for the first nine months of 2007 was $5.5 million compared to a loss from continuing operations before income taxes of $(14.5) million for the same period in 2006.
On a GAAP basis, AirNet incurred a net loss of $(1.5) million, or $(0.15) per basic and diluted share, for the three month period ended September 30, 2007 compared to a net loss of $(18.1) million, or $(1.79) per basic and diluted share, for the same period last year. AirNet’s net income for the first nine months of 2007 was $3.9 million, or $0.38 per diluted share, compared to a net loss of $(14.5) million, or $(1.43) per basic and diluted share, a year ago.
At September 30, 2007, AirNet had no loans outstanding under its revolving credit facility or term loan versus an aggregate amount of $9.9 million in loans outstanding on the same date last year.
Bruce D. Parker, Chairman of the Board and Chief Executive Officer, said, “During the third quarter of 2007, we continued to perform well given the trends in the banking industry that are adversely impacting our business. The $3 million decline in Bank Services revenues compared to the third quarter of 2006 reflects reduced levels of activity and shipment volume. Shipment volumes of weekday cancelled checks and Bank Services’ net revenue declined 30% and 11%, respectively, for the third quarter 2007 compared to the same period last year. We expect that trend to continue. On

October 15, 2007, we announced a new tiered pricing structure reflecting different pricing for different shipment originations and destinations for our weekday Bank Services customers. We intend to provide a level of service that is mutually beneficial to AirNet and the banking industry by better aligning price with our cost to serve, provide the banking industry direction and protect the service for the core cities.”
Mr. Parker continued, “Given the uncertainties regarding the timing and impact of further declines in Bank Services, the Company was required to record a $2.2 million non-cash impairment charge in the third quarter of 2007. Excluding the impact of the impairment charge, the Company was profitable for the quarter and generated approximately $2.2 million in income from continuing operations before income taxes.
“We will continue our efforts to grow Express Services, particularly in dedicated charter flying. However, Express Services contribution margins are currently not sufficient to offset expected further declines in Bank Services volumes and revenue, which caused the Company to implement the recently announced tiered pricing structure and increased rates for Bank Services’ customers. The continuing decline in Bank Services revenues will require the Company to reexamine our future operating markets and our business strategy, and to further reconfigure and reduce AirNet’s air transportation network and other expenses into the future. AirNet’s profitability will also be significantly and adversely affected in the future.”
Third Quarter 2007 Results
Bank Services net revenues, including fuel surcharges, declined 11% to $24.6 million for the third quarter 2007 from $27.6 million a year ago. Total pounds shipped per flying day for Bank Services decreased approximately 25% for the third quarter 2007 compared to the same period in 2006. This was due to a 30% reduction in the volume of weekday cancelled checks delivered for bank customers during the third quarter 2007 coupled with lower volume for proof of deposit (unprocessed checks), interoffice mail and weekend shipments, compared to the third quarter 2006.
Express Services net revenues declined approximately 7% to $14.1 million for the third quarter 2007 from $15.2 million in the prior year, primarily due to a reduction in the number of Non Charter Express shipments and related revenues associated with one customer which was partially offset by increased shipping revenue from another Express Services’ customer requiring high custody and shipment control . Approximately 45% of the third quarter 2007 decline was due to lower fuel surcharges compared to the same period in 2006.
Costs and Expenses
Total costs and expenses were $39.5 million for the third quarter 2007 compared to $63.5 million for the same period in 2006. The difference between costs and expenses for the 2007 and 2006 quarterly periods was primarily the $2.2 million and $24.6 million, respectively, non-cash impairment charges.
Ground courier costs decreased 17% to $7.9 million for the third quarter 2007 from $9.5 million a year ago primarily due to the decline in the number of Express Services shipments.

Depreciation expense declined 54% to $1.2 million for the third quarter 2007 compared to $2.7 million for the same period in 2006. This was generally attributable to lower aircraft values reflecting the third quarter 2006 impairment charge and a decrease in flight hours versus a year ago.
Aircraft fuel expense was $6.4 million for the third quarter 2007 versus $7.4 million for the third quarter 2006. This $1.0 million decline was primarily due to the fewer number of hours flown during the third quarter 2007 compared to a year ago.
Contracted air costs were approximately $4.0 million for the third quarter of 2007 and 2006. While costs related to back-up and subcontracted air routes increased for the third quarter 2007, commercial freight costs decreased due to the decline in Bank Services and Express Services shipments utilizing commercial airlines versus the same period in 2006.
Aircraft maintenance costs increased to $5.3 million for the third quarter 2007 from $3.7 million for the third quarter last year. This was primarily attributable to expensing approximately 75% of the engine maintenance plan prepayments, the increase in retail maintenance services provided to third parties, the timing of major maintenance events, and additional maintenance required for older aircraft.
Selling, general and administrative costs rose to $4.6 million for the three months ended September 30, 2007, from $3.7 million for the same period a year ago. This increase was primarily due to higher professional fees and an increased accrual for incentive compensation expense in 2007 compared to the same period in 2006.
Interest (Income) Expense
Interest income was $12,000 for the third quarter 2007 compared to interest expense of $0.2 million for the same period in 2006. This was due to the Company’s repayment of debt outstanding since the third quarter 2006.
Income Taxes
The provision for income taxes was $1.5 million for the third quarter 2007 compared to a tax benefit of $2.3 million for the same period in 2006. The significant tax expense recognized in the third quarter 2007 was the result of adjusting the Company’s annualized effective tax rate upward to 29.8% to reflect an increase in forecasted pretax income for 2007 from that anticipated in the prior quarter and a full valuation allowance recognized against the tax benefit of the current quarter impairment charge. The effective tax benefit rate for the third quarter of 2006 was 11%. The lower effective tax rate in 2006 was the result of a net increase in the valuation allowance for deferred tax assets recognized in that quarter.
Nine-Month Results
Total net revenues were $123.1 million for the nine months ended September 30, 2007, a decline of approximately 5% from $130.0 million for the same period a year ago. The largest decrease compared to the first nine months of 2006 was in Bank Services net revenues, which were $77.0 million, or $8.0 million below the prior year. Express

Services net revenues declined approximately 2% for the 2007 year-to-date period to $43.5 million, while Aviation Services net revenues increased to $2.7 million compared to $0.8 million a year ago.
The total number of pounds shipped per flying day for Bank Services declined approximately 23% for the first nine months of 2007 versus the same period last year. This was principally due to a 27% decline in the volume of weekday cancelled check pounds shipped per flying day for Bank Services compared to the 2006 year-to-date period.
Express Services net revenues were $43.5 million for the nine-month period ended September 30, 2007, a $0.8 million decline from $44.3 million for the same period in 2006. Fuel surcharge revenues were $5.4 million or $1.6 million below the first nine months of last year. While the total number of Non Charter Express shipments declined approximately 13% during the first nine months of 2007 compared to the same period in 2006, the impact of this decrease was offset by higher average weight per shipment and rate increases.
Costs and Expenses
Total costs and expenses were $117.3 million for the first nine months of 2007 compared to $143.3 million for the same period last year. The Company recorded impairment charges of $2.2 million and $24.6 million in the third quarters of 2007 and 2006, respectively, in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Also contributing to the decline in total costs and expenses in the first nine months of 2007 was a $0.9 million net gain on the disposition of aircraft reflecting the excess of insurance proceeds over the net book value of the aircraft. Excluding the impairment charges and net gain on disposition of assets, total costs and expenses for the first nine months of 2007, declined to $115.9 million for the first nine months of 2007 from $118.9 million a year ago.
Depreciation expense declined to $3.7 million for the first nine months of 2007 from $8.4 million for the same period last year primarily because of the 2006 impairment charge which reduced aircraft values coupled with a decline in the number of flight hours compared to 2006.
Aircraft fuel expense declined approximately 15% to $18.9 million for the 2007 year-to-date period from $22.1 million in 2006 primarily due to a decline in the number of hours flown.
Contracted air costs declined to $11.6 million for the first nine months of 2007 compared to $12.6 million a year ago. This $1.0 million decline was primarily due to the reduced use of back-up and third party air operators due to the elimination and restructuring of certain air routes throughout 2007.
Aircraft maintenance expense increased to $18.6 million for the 2007 year-to-date period from $12.0 million the prior year. This was due to expensing approximately 75% of the engine maintenance plan prepayments, the increase in retail maintenance services, the timing of major maintenance events, and increased maintenance related to older aircraft.

Interest Expense
Interest expense declined to $0.3 million for the nine months ended September 30, 2007 from $1.2 million for the same period in 2006. This was due to lower average debt outstanding for the 2007 year-to-date period. AirNet had no outstanding debt at September 30, 2007.
Income Taxes
The provision for income taxes was $1.7 million for the first nine months of 2007 compared to a tax benefit of $44,000 for the same period last year. The effective income tax rate for the first nine months of 2007 was 29.8%. The year-to-date effective tax rate was less than the statutory federal, state and local rate as a result of a reversal of the valuation allowance for deferred tax assets primarily impacted by the current year utilization of alternative minimum tax credits offset to a lesser extent by nondeductible permanent items. The unusually low effective tax benefit rate of 0.3% for the first nine months of 2006 was the result of a net increase in the valuation allowance for deferred tax assets that was recognized in the third quarter of 2006.
AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement
Except for the historical information contained in this news release, the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this document, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan(s)”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties, which could cause actual results to differ materially from any forward-looking statement. The following factors, in addition to those included in the disclosures under the heading “ITEM 1A — RISK FACTORS” of Part I of AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and “ITEM 1A — RISK FACTORS” of Part II of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, could cause actual results to differ materially from those expressed in our forward-looking statements: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting cancelled checks; changes in the way the FAA is funded which could increase AirNet’s operating costs; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank Services customers to electronic alternatives to the physical movement of cancelled checks; AirNet’s ability to reduce its cost structure to match declining revenues and operating expenses; disruptions to the Internet or AirNet’s technology infrastructure, including those impacting AirNet’s computer systems and corporate website; the impact of intense competition on AirNet’s ability to maintain or increase its prices for Express Services (including fuel surcharges in response to rising fuel costs); the impact of prolonged weakness in the United States economy on time-critical shipment volumes; significant changes in the volume of shipments transported on AirNet’s air transportation network, customer demand for AirNet’s various services or the prices it obtains for its services; the acceptance by AirNet’s weekday Bank Services customers of the new pricing structure; AirNet’s inability to execute strategic initiatives to expand into new business lines in connection with the failure of Express Services revenues to replace declining Bank Services revenues; pilot shortages which could result in a reduction in AirNet’s flight schedule or require subcontracting of certain routes; disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; insufficient capital for future expansion; and the impact of unusual items resulting from ongoing evaluations of AirNet’s business strategies; other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations; as well as other risks described from time to time in AirNet’s filings with the United States Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosures included in “ITEM 1A — RISK FACTORS” of Part I and in the section captioned “Forward-looking statements” in “ITEM 7 — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 of AirNet Systems, Inc. (File No. 1-13025) and the disclosure included in “ITEM 1A — RISK FACTORS” of Part II of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in the forward-looking statements.

AIRNET SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

In thousands, except per share data	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

NET REVENUES, NET OF EXCISE TAX
Bank services	$24,559	$27,559	$76,988	$84,944
Express services	14,100	15,243	43,454	44,268
Aviation services	771	185	2,670	834

Total net revenues	39,430	42,987	123,112	130,046

COSTS AND EXPENSES
Aircraft fuel	6,395	7,411	18,905	22,125
Aircraft maintenance	5,310	3,737	18,611	12,021
Operating wages and benefits	4,628	4,719	14,079	14,430
Contracted air costs	4,018	3,968	11,589	12,576
Ground courier	7,926	9,517	25,591	26,414
Depreciation	1,216	2,663	3,718	8,415
Insurance, rent and landing fees	1,861	2,045	6,057	6,034
Travel, training and other operating	1,358	1,253	4,451	3,931
Selling, general and administrative	4,568	3,686	12,948	12,923
Net (gain) on disposition of assets	—	(80)	(883)	(92)
Impairment of assets	2,217	24,560	2,217	24,560

Total costs and expenses	39,497	63,479	117,283	143,337

Income (loss) from continuing operations before interest and income taxes	(67)	(20,492)	5,829	(13,291)

Interest expense (income)	(12)	249	295	1,222

Income (loss) from continuing operations before income taxes	(55)	(20,741)	5,534	(14,513)
Provision (benefit) for income taxes	1,450	(2,311)	1,650	(44)

Income (loss) from continuing operations	(1,505)	(18,430)	3,884	(14,469)

Income from discontinued operations, net of tax	—	313	—	17

Net income (loss)	$(1,505)	$(18,117)	$3,884	$(14,452)

Income (loss) per common share — basic and diluted:
Continuing operations	$(0.15)	$(1.82)	$0.38	$(1.43)
Discontinued operations	—	0.03	—	0.00

Net income (loss) per common share — basic and diluted	$(0.15)	$(1.79)	$0.38	$(1.43)

Reconciliation of GAAP to Non-GAAP Information:
Income (loss) from continuing operations before income taxes	$(55)	$(20,741)	$5,534	$(14,513)
Impairment of assets	2,217	24,560	2,217	24,560

Income from continuing operations before income taxes and impairment of assets (Non-GAAP) (Note 1)	$2,162	$3,819	$7,751	$10,047

Total costs and expenses	$39,497	$63,479	$117,283	$143,337
Net (gain) on disposition of assets	—	(80)	(883)	(92)
Impairment of assets	2,217	24,560	2,217	24,560

Total costs and expenses before net gain on disposition of assets and impairment of assets (Non-GAAP) (Note 2)	$37,280	$38,999	$115,949	$118,869

Note 1 — Under generally accepted accounting principles (GAAP), impairment of assets is required to be included in the income from continuing operations before income taxes. The Company believes that the presentation of the following supplemental information, excluding the impairment of assets, is useful and informative to readers in providing a more complete view of AirNet’s operating results.
Note 2 — Under generally accepted accounting principles (GAAP), net (gain) on disposition of assets and impairment of assets is required to be included in total costs and expenses. The Company believes that the presentation of the following supplemental information, excluding the net (gain) on disposition of assets and impairment of assets, is useful and informative to readers in providing a more complete view of AirNet’s operating results.